NORWEST FINANCIAL, INC.

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 Exhibit (12)

                      Nine
                     Months
                     Ended
                  September 30,
                      1997                  Years Ended December 31,

                                             (Thousands of Dollars)

                                 1996      1995      1994      1993      1992
Net earnings        $198,726   $276,331  $267,941  $223,340  $203,297  $164,204

Add:

    Fixed charges:

    Interest including
    amortization of
    debt expense     287,855    372,859   359,079   259,605   242,440   236,337

    One-third of
    rentals*           8,686     10,748    10,317     9,747    10,146     8,207

    Total fixed
    charges          296,541    383,607   369,396   269,352   252,586   244,544

    Provision for
    income taxes     104,535    148,096   147,873   116,900   104,228    84,334

Total net earnings,
  fixed charges and
  income taxes -
  "Earnings"        $599,802   $808,034  $785,210  $609,592  $560,111  $493,082

Ratio of earnings
  to fixed charges      2.02       2.11      2.13      2.26      2.22      2.02


*One-third of rentals is deemed representative of the interest factor.